Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Enters Agreement to Acquire

Lymphoma Drug Zevalin® from Biogen Idec for Sales and

Marketing in the United States

CTI to Host Conference Call to Discuss the Acquisition

August 16, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today that it has agreed to acquire Zevalin® (ibritumomab tiuxetan), the first FDA-approved radioimmunotherapy, from Biogen Idec CTI will be responsible for marketing, sales and development of the drug in the United States. The drug will continue to be sold outside the United States by Bayer Schering under an agreement between Biogen Idec and Bayer Schering. The U.S. Food and Drug Administration (FDA) approved Zevalin in 2002 to treat patients with relapsed indolent non-Hodgkin’s lymphoma (NHL). In 2006, Biogen Idec reported $16.4 million in U.S. Zevalin sales. CTI will host a conference call today at 8:30 a.m. Eastern to discuss the acquisition.

“Zevalin is an effective yet underutilized drug with a favorable tolerability profile, producing high rates of complete response coupled with long-term remissions, all following just a single therapeutic dose,” said Jack Singer, M.D., Chief Medical Officer of CTI. “We believe the potential cost savings and practice efficiencies compared to standard combination chemotherapy will become increasingly attractive to oncology group practices in the ever-evolving reimbursement environment. We are currently planning to conduct registration-directed trials to expand the label into first-line treatment in both the aggressive and indolent NHL settings,” Singer noted.

“Acquiring Zevalin returns CTI to a select group of biotech companies who market and sell a commercial product in the United States. We see potential for substantial revenue growth for this product with additional clinical data and increased patient and physician knowledge about its potential in treating patients with NHL,” said James A. Bianco, M.D., President and CEO of CTI. “Importantly, in addition to the untapped revenue potential for Zevalin, it is an excellent complement to pixantrone, which is in phase III trials in similar patient populations. Ensuring this important cancer treatment remains available to patients fits into CTI’s mission of making cancer more treatable.”

Under the terms of the agreement, CTI will assume control of U.S. marketing, sales and development of Zevalin. Upon closing, CTI has agreed to pay Biogen Idec $10 million in cash

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up front, up to an additional $20 million in milestone payments when the product receives approval for a first-line indication in NHL and royalties on sales. CTI has also agreed to share the cost of certain clinical trials of Zevalin with Bayer Schering in the event such trials are undertaken. The acquisition is subject to certain closing conditions, including filings under the Hart-Scott-Rodino Antitrust Improvements Act. CTI was advised on the transaction by CIBC World Markets Corp.

The anticipated acquisition marks the second of two steps CTI has taken to strengthen its product pipeline and re-establish its commercial presence. On July 31, CTI completed the acquisition of Systems Medicine, Inc. (SMi), which provides CTI with worldwide rights to Brostallicin, a late-stage DNA minor groove binding agent with proven anti-tumor activity and a favorable safety profile in more than 200 patients treated to date in clinical trials. Brostallicin is currently in phase II clinical studies. In anticipation of its re-entry into the market with a commercialized product, CTI has plans to hire an industry veteran with strong experience in oncology drug development to lead its commercial operations.

About Zevalin®

Zevalin® is a form of cancer therapy called radioimmunotherapy and is indicated for the treatment of patients with relapsed or refractory low-grade or follicular B-cell NHL, including patients with Rituximab-refractory NHL. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (RITUXAN) infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the SEER CanQuest Database and the American Cancer Society, in 2005 the prevalence of indolent NHL in the U.S. was 282,025 with 24,490 newly diagnosed patients. The prevalence of aggressive NHL in the U.S. was 99,880 with 31,900 newly diagnosed patients.

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About Pixantrone

Pixantrone is an investigational agent under development for the potential treatment of various hematological malignancies, solid tumors and immunological disorders. It was developed to improve the activity and safety of the anthracycline family of anti-cancer agents. Anthracyclines have been shown to be very active clinically in a number of tumor types. However, they are usually associated with cumulative heart damage that prevents them from being used in a large proportion of patients. Pixantrone has been designed to reduce the potential for these severe cardiotoxicities, as well as to potentially increase activity and simplified administration compared to the currently marketed anthracyclines.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

Conference Call Details

Thursday, August 16

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific

866-249-6463

303-262-2211

Webcast and slides available at

www.cticseattle.com – webcast will be archived approximately two hours after call ends.

Call-back numbers for post listening available at 10:00 a.m. Eastern, ending August 23:

800-405-2236

303-590-3000

Passcode: 11095845

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pixantrone and Zevalin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pixantrone and Zevalin in particular including, without limitation, the potential failure of pixantrone and Zevalin to prove safe and effective for treatment of non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling pixantrone and Zevalin. In addition, there is a risk that we may not be able to complete the acquisition of Zevalin due to closing conditions, or that we may not recognize the full expected value of Zevalin in future years. In addition, you should also review the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

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Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

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